EXHIBIT 11.2

HASBRO, INC. AND SUBSIDIARIES
Computation of Earnings Per Common Share
Quarter Ended September 26, 2004 and September 28, 2003
(Thousands of Dollars and Shares Except Per Share Data)

	2004		2003
	-----------------		-----------------
	Basic	Diluted	Basic	Diluted
	-------	-------	-------	-------
Earnings before cumulative effect
of accounting change	$ 88,687	88,687	85,815	85,815

Effect of dilutive securities:
Change in fair value of liabilities potentially
settleable in common stock	-	(5,150)	-	1,540
	------------	------------	------------	------------
Adjusted earnings before cumulative
effect of accounting change	$ 88,687	83,537	85,815	87,355
	=======	=======	=======	=======

Weighted average number of shares
outstanding:
Outstanding at beginning of period	176,772	176,772	173,666	173,666
Exercise of stock options and warrants:
Actual exercise of options	113	113	167	167
Assumed exercise of options and warrants	-	1,730	-	2,289
Liabilities potentially settleable in:
common stock	-	5,918	-	5,873
	------------	------------	------------	------------
Total	176,885	184,533	173,833	181,995
	=======	=======	=======	=======

Per common share:
Earnings before cumulative effect
of accounting change	$ 0.50	0.45	0.49	0.48
	=======	=======	=======	=======